October 17, 2001




Fortune Entertainment Corp.
2665 South Rainbow Blvd.
Las Vegas, Nevada  89146

     We have read Item 4 of the Form 8-K dated October 11, 2001 of Fortune Entertainment Corporation and are in agreement with the statements contained in the first paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
      .

Very truly yours,


 /s/ Gordon, Harrington & Osborn, P.C.
------------------------------------------
Gordon, Harrington & Osborn, P.C.